COMPARISON OF CHANGE IN VALUE OF $10,000 INVESTMENT
IN DREYFUS PREMIER STATE MUNICIPAL BOND FUND, OHIO
SERIES CLASS A SHARES AND THE LEHMAN BROTHERS MUNICIPAL
BOND INDEX

EXHIBIT A:
                                 DREYFUS
                              PREMIER STATE
               LEHMAN           MUNICIPAL
 PERIOD       BROTHERS         BOND FUND,
              MUNICIPAL        OHIO SERIES
            BOND INDEX *    (CLASS A SHARES)

 5/28/87            10,000              9,552
 4/30/88            10,929              7,912
 4/30/89            11,905              8,918
 4/30/90            12,762              9,538
 4/30/91            14,229             10,668
 4/30/92            15,581             11,731
 4/30/93            17,553             13,284
 4/30/94            17,932             13,653
 4/30/95            19,124             14,421
 4/30/96            20,644             15,396
 4/30/97            22,014             16,461

*Source: Lehman Brothers